Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment dated as of November 1, 2013 (this “Amendment”) to the Employment Agreement (the “Agreement”) dated as of April 10, 2007, as amended, by and between Realogy Group LLC (f/k/a Realogy Corporation) (the “Company”) and Richard A. Smith (“Executive”).

WHEREAS, the Agreement governs the terms of Executive’s employment with the Company;

WHEREAS, unless otherwise defined herein, the defined terms used herein shall have the same meaning as set forth in the Agreement; and

WHEREAS, the Board of Managers of the Company has approved this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 4(a)(ii) of the Agreement shall deleted in its entirety and replaced with the following:

“(ii) The Company will pay Executive an aggregate sum of 300% of Executive’s Annual Base Salary and Target Bonus (such amount, the “Cash Severance”) as follows: (i) one-half of the Cash Severance shall be payable to Executive in a lump sum on the sixtieth day following the Date of Termination (the “Payment Date”) and (ii) the remaining one-half of the Cash Severance will be payable to Executive in thirty-six (36) equal monthly installments commencing as of the first day of the calendar month following the Payment Date.”

2.	Section 4(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“(d) General Release. The Company’s obligations to make payments under Section 4(a) and in the case of Disability under Section 4(b) are conditioned on Executive’s or his legal representative’s (as applicable) executing a general release of claims against the Company and its subsidiaries and affiliates and their successors and assigns (and the officers and directors of such entities) substantially in the form attached hereto as Exhibit A (the “Release”) prior to the forty-fifth day following the Date of Termination and not revoking such Release. For the avoidance of doubt, the Company’s obligations under Section 2(c)(iii)(2), 7 and 9 of this Agreement, the Benefit Plans, and the Equity Documents shall not be subject to Executive’s execution of the Release nor to Executive’s obligations under Section 5 of this Agreement, unless otherwise specifically provided in such other arrangements.”

3.	Section 7 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 7. Reduction of Payments in Certain Circumstances. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Company and Executive, or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered

Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Employee to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 7 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then, solely to the extent that Executive would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax, as determined by a nationally recognized accounting firm designated by the Company with the consent of the Executive, the amounts payable to Executive under this Agreement (or any other agreement by and between the Executive and Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 7, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall be made in the following order: (i) at the discretion of Executive, payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code, (ii) payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first, (iii) at the discretion of Executive, payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code and (iv) payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first.”

4.	Section 10(h) of the Agreement shall be deleted in its entirety and replaced with the following:

“(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Realogy Group LLC
175 Park Avenue
Madison, New Jersey 07940
Facsimile: (973) 407-5331
Attention: General Counsel

If to Executive, to:

Executive’s home address most recently on file with the Company.”

5.	Section 10(n) of the Agreement shall be deleted in its entirety and replaced with the following:

“(n) Section 409A. The payments and benefits under this Agreement and the terms of any release agreement are intended to be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement and any release agreement shall be interpreted and administered consistent with such intent. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment. Without limiting the foregoing, solely to the extent required to avoid the imposition of any additional tax or interest to Executive under Section 409A of the Code, any payments, benefits and other obligations under this Agreement that arise in connection with Executive’s “termination of employment,” “termination” or similar reference in this Agreement shall be triggered only if such termination of employment qualifies as a “separation from service” within the meaning under Section 409A of the Code. To the extent required to avoid the imposition of any additional tax or interest under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. If any provision of this Agreement would subject Executive to any additional tax or interest under Section 409A, then Company shall use its best efforts to amend such provision; provided that the Company shall not incur any additional expense as a result of such amendment. Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

REALOGY GROUP LLC

By: /S/ DAVID J. WEAVING
Name: David J. Weaving
Title: Executive Vice President and Chief Administrative Officer

/S/ RICHARD A. SMITH
Richard A. Smith